Exhibit 10.1

AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

THIS AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (“Amendment”) is made and entered into as of 13th day of October, 2009, by and between Acuity Specialty Products, Inc. and its parent, Zep Inc. (collectively, the “Company”), and John K. Morgan (“Executive”).

WHEREAS, Acuity Brands, Inc. and Executive previously entered into that certain Amended and Restated Letter Agreement, dated as of July 23, 2007 (“Employment Agreement”); and

WHEREAS, effective on or about October 31, 2007, the Company became the successor to Acuity Brands, Inc. and assumed the Employment Agreement; and

WHEREAS, the parties now wish to amend the Employment Agreement in certain respects as set forth herein.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1. Succession of the Company under the Employment Agreement. Effective as of October 31, 2007, Zep Inc. (“Zep”), then a wholly-owned subsidiary of Acuity Brands, Inc., was spun-off in a transaction pursuant to which Acuity Brands, Inc. distributed to its stockholders, all of the outstanding shares of the common stock of Zep. In connection with this spin-off, Acuity Specialty Products, Inc., a wholly-owned subsidiary of Zep (“Acuity Specialty Products”), became Executive’s employer, and the Company succeeded to all of the rights and obligations of Acuity Brands, Inc. under, and assumed, the Employment Agreement.

2. Provisions Relating to Healthcare Coverage. The Employment Agreement is hereby amended by adding the following language as a new Section 4.16, and by renumbering the current Section 4.16 as 4.17:

“4.16

Healthcare Coverage. Effective as of September 1, 2009, Executive will no longer participate in the Company’s group health plan(s), and Executive will maintain for himself and his immediate family members an individual healthcare policy. Such policy will be owned and maintained by Executive, and the Company will have no obligation with respect to the design or maintenance of such policy. In an effort to assist Executive with regard to such policy, the Company agrees to increase Executive’s annual base salary by an amount equal to a percentage of the Company’s health care benefit equivalent premium comparable to the amount of the subsidy provided by the Company to other executives of the Company for “employee + spouse” coverage under the Company’s “basic” group health plan option. The amount of such increase to Executive’s base salary will be reviewed and adjusted appropriately on an annual basis contemporaneously with Executive’s annual performance and compensation review.”

3. Supplemental Retirement Benefit. Section 4.9 of the Employment Agreement is hereby amended such that, beginning October 31, 2007, Executive’s Supplemental Retirement Benefit shall mean the value of Executive’s Make-up Contribution Subaccount and SERP Contribution Subaccount provided for in, and calculated in accordance with the provisions of, Appendix A and Appendix B, respectively, of the Zep Inc. Supplemental Deferred Savings Plan (the “SDSP”).

4. Compliance with Code Section 409A. Paragraph 4.16(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“(a)

It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent applicable. In this connection, the Company shall have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code section 409A (provided that the Company shall choose the action that best preserves the value of the payments and benefits provided to the Executive under this Agreement), and the parties agree that this Agreement shall be interpreted in a manner that is consistent with Code section 409A. In furtherance, but not in limitation of the foregoing: (a) in the event that Executive is a “specified employee” within the meaning of Code section 409A, payments which constitute a “deferral of compensation” under Code section 409A and which would otherwise become due during the first six (6) months following Executive’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the Executive’s termination of employment, and all subsequent payments shall be paid in accordance with their original payment schedule, provided that the above delay shall not apply to any payments that are excepted from coverage by Code section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations section 1.409A-1(b)(4); (b) notwithstanding any other provision of this Agreement, a termination of Executive’s employment hereunder, which results in the payment of compensation and/or benefits, shall mean, and be interpreted consistent with, a “separation from service” within the meaning of Code section 409A; and (c) with respect to the reimbursement of fees and expenses provided for herein (or in any agreements or arrangements contemplated herein), including payments made pursuant to indemnification provisions, and tax gross-up payments, the following shall apply: (i) unless a specific time period during which such expense reimbursements and tax gross-up payments may be incurred is provided for herein, such time period shall be deemed to be Executive’s lifetime; (ii) the amount of expenses eligible for reimbursement hereunder in any particular year shall not affect the expenses eligible for reimbursement in any other year; (iii) the right to reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit; and (iv) the reimbursement of an eligible expense or a tax gross-up payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the tax was remitted, as the case may be.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ZEP INC.

By:	/s/ Robert P. Collins

ACUITY SPECIALTY PRODUCTS, INC.

By:	/s/ Robert P. Collins

/s/ John K. Morgan
JOHN K. MORGAN

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